EXHIBIT 23.1









                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of Mark IV Industries, Inc. on Form S-8 of our report dated March 29, 1994, except as to the information presented in the first and second paragraphs of
Note 13 and in the first paragraph of Note 14, for which the date is April 8, 1994, on our audits of the consolidated financial statements and financial statement schedules of Mark IV Industries, Inc. as of February 28, 1994 and 1993, and for each of the three fiscal years in the period ended February 28, 1994, which report is included in the Annual Report on Form 10-K, and amended by Form 10-K/A Amendment No. 1 dated June 21, 1994.



                                    COOPERS & LYBRAND L.L.P.




Rochester, New York
September 2, 1994